CONSENT OF J.P. MORGAN SECURITIES INC.

The Board of Directors
Matria Healthcare, Inc.
1850 Parkway Place
Marietta, Georgia 300367

     We hereby consent to the use of the opinion letter of J.P. Morgan Securities Inc. dated April 29, 2002 to the Board of Directors of Matria Healthcare, Inc. (the “Company”) included as Appendix B to the proxy statement/prospectus which forms a part of Amendment No. 3 to the Registration Statement on Form S-4 of the Company relating to the proposed acquisition by the Company of all of the issued and outstanding shares of capital stock of Quality Oncology, Inc. from Lifemetrix, Inc. and to the references to such opinion in such proxy statement/prospectus under the caption “DESCRIPTION OF THE ACQUISITION — Opinion of Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES, INC.

By:	/s/ HENRY GOSEBRUCH

Name: Henry Gosebruch
Title: Vice President

August 22, 2002